Exhibit 99.1

Source: Playlogic Entertainment, Inc

PRESS RELEASE

Playlogic Entertainment, Inc. Announces
$10 Million Private Placement

(Amsterdam, The Netherlands) April 25, 2007 - Playlogic Entertainment, Inc. (OTCBB: PLGC) an independent publisher of entertainment software for PCs, consoles, handhelds, mobile devices, and other digital media; announced that it is expecting to raise $10 million in a private placement from accredited investors. The Company expects to formalize this private placement within weeks.

Approximately $4.5 million will be equity and $5.5 million will be in loans. Two loans have been received; one of $3.4 million was received last year. The second loan of $2.1 million at an annual interest of 10% was received in the first quarter of this year. To date, a total of $8.7 million has been committed and/or received.

The newly attracted funds will be used to improve the working capital and equity position of the Company and to allow the Company to execute its business plan and adhere to release schedules.

This new emission of approximately 3.9 million common shares is priced at $1.15 per share. Purchase of two common shares in this emission entitles the purchaser to one warrant which will give the holder the right to purchase one additional common share of the Company at an exercise price of $2.75 for a period of five years. After closing, there will be approximately 28.5 million shares outstanding.

In the last four years, Playlogic has invested approximately $50 million into the organization of the Company and in the development of its portfolio to obtain the position of worldwide-licensed game publisher on all platforms.

About Playlogic:
Playlogic Entertainment, Inc. is an independent publisher of entertainment software for PCs, consoles, handhelds, mobile devices, and other digital media. Playlogic distributes its products worldwide through all available channels, online and offline. Playlogic, who currently has approximately 75 employees, is listed on the OTCBB under the symbol "PLGC" and is headquartered in New York and Amsterdam. Its internal game devolvement studio is based in Breda (The Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at the Playlogic Game Factory, Playlogic's in-house development studio based in Breda, as well as games developed by a number of studios throughout the world with approximately 300 people of external development staff. Currently, 10 games on 12 platforms are in the works, including “Xyanide Resurrection,” “Obscure II” and “Age of Pirates: Captain Blood,” which will be published this year. Recent world-wide releases include “Ancient Wars: Sparta,” "Infernal,” "Age of Pirates: Caribbean Tales," “World Racing 2,” “Knights of the Temple 2” and “Gene Troopers.”

Playlogic publishes quality games, working with leading technology to produce digital entertainment from concept to finished product.

FORWARD LOOKING STATEMENTS
This release contains statements about Playlogic's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to Playlogic's business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to Playlogic on the date of this release, and Playlogic assumes no obligation to update such statements.

FOR MORE INFORMATION
Playlogic Entertainment, Inc.
Sara Sky Schutte, Corporate PR & IR Manager
T: +31 20 676 03 04
M: +31 6 13 73 20 10
E: sschutte@playlogicint.com

For further information about Playlogic, please visit the Corporate Center at www.playlogicgames.com